Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT DELIVERS ON GUIDANCE FOR THIRD QUARTER OF FISCAL 2010
Company Again Achieves Core Operating Margin of 20 Percent or Better
     NEWPORT BEACH, Calif., July 29, 2010 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced that financial results for the third quarter of fiscal 2010 met or exceeded guidance provided at the beginning of the quarter. The company also said it delivered core gross margin of 61.2 percent of revenues and core operating margin of 20.7 percent of revenues. Core operating margin was 20 percent or better for the third consecutive quarter.
Third Fiscal Quarter Financial Results
     Conexant presents financial results based on Generally Accepted Accounting Principles (GAAP) as well as select non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude certain non-cash and other non-core items as fully described in the GAAP to non-GAAP reconciliation in the accompanying financial data.
     For the third quarter of fiscal 2010, Conexant core revenues were $60.7 million. Core gross margins were 61.2 percent of revenues. Core operating expenses were $24.6 million, core operating income was $12.6 million, and core net income was $6.6 million, or $0.08 per diluted share, based on an average of 82 million shares outstanding during the quarter.
     On a GAAP basis, net revenues for the third quarter of fiscal 2010 were $60.7 million. GAAP gross margins were 61.1 percent of revenues. GAAP operating expenses were $27.2 million. GAAP net loss including discontinued operations was $7.5 million, or $0.09 per diluted share.
     The company ended the quarter with $69.1 million in cash and short-term investments, compared to $187.5 million in the previous quarter. During the third fiscal quarter, the company retired $116.5 million of its convertible subordinated notes.

Conexant Delivers on Guidance for Third Quarter of Fiscal 2010	2
Financial Performance and Business Perspective
     “For the third fiscal quarter, the Conexant team again delivered performance that met or exceeded our expectations on all key financial metrics,” said Scott Mercer, Conexant’s chairman and chief executive officer. “Third fiscal quarter revenues of $60.7 million were above the midpoint of what we anticipated entering the quarter. Third quarter core gross margin of 61.2 percent was 20 basis points better than we expected, and core operating expenses of $24.6 million were less than we anticipated. Core operating income of $12.6 million exceeded the high end of our expectations and represented 20.7 percent of revenues. Core net income was $6.6 million, or $0.08 per share, better than the $0.05 to $0.06 per share we anticipated.
     “During the quarter we retired another $116.5 million of our convertible subordinated notes due in 2026 but ‘puttable’ in March 2011, which completes the financial restructuring of our company,” Mercer said. “In the prior quarter, we successfully executed new debt and equity transactions designed to raise the capital required to retire our convertible debt.
     “With our capital-structure issues resolved, we are focused on capturing market share with existing products and delivering new solutions for imaging, audio, embedded modem, and video surveillance applications,” Mercer said. “In the third fiscal quarter our imaging and audio businesses, where we have focused the majority of our investment resources, grew 7.4 percent on a sequential basis and accounted for 58 percent of our total revenues.”
Fourth Fiscal Quarter Business Outlook
     “While we expect our non-legacy businesses to remain flat on a sequential basis in the fourth quarter, we anticipate that a significant sequential decline in our legacy businesses will impact total revenues,” Mercer said.
     Conexant expects revenues for the fourth quarter of fiscal 2010 to be $56 million to $57 million. Core gross margins are expected to be 60 to 61 percent of revenues. The company anticipates that core operating expenses will be $24 million to $25 million. As a result, the company expects that fourth fiscal quarter core operating income will range between $9 million and $10 million, with core net income of $0.04 to $0.05 per share based on approximately 82 million shares outstanding.

Conexant Delivers on Guidance for Third Quarter of Fiscal 2010	3
Conference Call Today
     Financial analysts, members of the media, and the public are invited to participate in a conference call that will take place today at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). Conexant senior management will discuss third quarter fiscal 2010 financial results and the company’s outlook. To listen to the conference call via telephone, dial 866-650-4882 (in the U.S. and Canada) or 706-679-7338 (from other international locations); participant pass code: Conexant; Conference ID number: 86818739.
     To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at http://ir.conexant.com. Shortly after the call concludes, a playback of the call will be accessible on Conexant’s Web site at www.conexant.com or by calling 800-642-1687 (U.S. and Canada) or 706-645-9291 (other international locations); conference ID: 86818739.
About Conexant
     Conexant’s portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded modem, and video surveillance applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.
Safe Harbor
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our narrower, less diversified and more focused portfolio of products as a result of our recent restructuring activities; the risks of doing business internationally; the highly cyclical nature of the semiconductor industry, which is subject to significant downturns that may negatively impact our business, financial condition, cash flow, and results of operations; our limited visibility into customer demand and our ability to accurately forecast future demand for our products; the intense competition we face in the markets we operate in; the cyclical nature of the markets addressed by our products and our customers’ products; volatility in the technology sector and the semiconductor industry; the loss of a key customer or a significant reduction in or cancellation of purchases by any key customers; the timing of our new product introductions and our product quality; demand for and market acceptance of our new and existing products to offset declines in our legacy products; the risk that our research and development expenditures might not lead us to achieve anticipated sales volume for new products; our ability to anticipate trends and develop products for which there will be market demand; product obsolescence; changes in our product mix; pricing pressures and other competitive factors; our ability to timely develop and implement new technologies and to obtain protection for the related intellectual property; our successful development of competitive new products; future impairment of our goodwill and intangible assets; the financial risks of default by tenants and subtenants in the space we own or lease; the ability of our customers to manage inventory; the availability of manufacturing capacity; the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company; our history of substantial GAAP losses; our ability to use our substantial net operating losses to offset future taxable income general economic and political conditions and conditions in the markets we address; as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings. The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CONEXANT SYSTEMS, INC.
GAAP Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended			Nine Fiscal Months Ended
	July 2,	April 2,	July 3,	July 2,	July 3,
	2010	2010	2009	2010	2009

Net revenues	$60,730	$61,868	$50,844	$184,411	$152,272
Cost of goods sold	23,645	24,087	20,533	71,936	64,409

Gross margin	37,085	37,781	30,311	112,475	87,863
Operating expenses:
Research and development	14,569	14,100	12,450	41,914	38,783
Selling, general and administrative	11,647	12,681	14,813	36,730	49,739
Amortization of intangible assets	285	284	690	965	2,547
Gain on sale of intellectual property	—	—	—	—	(12,858)
Special charges (credits) (Note 1)	723	(210)	1,060	859	13,653

Total operating expenses	27,224	26,855	29,013	80,468	91,864

Operating income (loss)	9,861	10,926	1,298	32,007	(4,001)
Interest expense (Note 2)	7,159	7,775	8,449	24,437	25,708
Other expense (income), net	9,248	(7,755)	(3,567)	(5,711)	(3,455)

(Loss) income from continuing operations before income taxes and (loss) income on equity method investments	(6,546)	10,906	(3,584)	13,281	(26,254)
Income tax provision	322	331	176	423	819

(Loss) income from continuing operations before (loss) income on equity method investments	(6,868)	10,575	(3,760)	12,858	(27,073)
(Loss) income on equity method investments	(130)	209	(485)	(375)	(2,166)

(Loss) income from continuing operations	(6,998)	10,784	(4,245)	12,483	(29,239)
(Loss) income from discontinued operations, net of tax	(455)	95	3,557	(723)	(9,554)

Net (loss) income	$(7,453)	$10,879	$(688)	$11,760	$(38,793)

(Loss) income per share from continuing operations — basic	$(0.09)	$0.16	$(0.08)	$0.18	$(0.59)

(Loss) income per share from continuing operations — diluted	$(0.09)	$0.15	$(0.08)	$0.18	$(0.59)

(Loss) income per share from discontinued operations — basic	$(0.00)	$0.00	$0.07	$(0.01)	$(0.19)

(Loss) income per share from discontinued operations — diluted	$(0.00)	$0.00	$0.07	$(0.01)	$(0.19)

Net (loss) income per share — basic	$(0.09)	$0.16	$(0.01)	$0.17	$(0.78)

Net (loss) income per share — diluted	$(0.09)	$0.15	$(0.01)	$0.17	$(0.78)

Shares used in computing basic per-share computations	81,200	69,136	49,867	70,120	49,760

Shares used in computing diluted per-share computations	81,200	70,513	49,867	70,964	49,760

Note 1	—	Special charges (credits) consist primarily of restructuring charges. Special charges in the nine fiscal months ended July 3, 2009 also include a $3.25 million charge related to a legal settlement.

Note 2	—	Effective October 3, 2009 we adopted FSP APB 14-1, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt and equity components of our convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in Stockholders’ equity in our Condensed Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms. In connection with applying this new accounting to current and prior periods, we recorded $0.5 million, $3.1 million and $3.4 million of additional non-cash interest expense in the fiscal quarters ended July 2, 2010, April 2, 2010, and July 3, 2009, respectively, and $7.0 million and $10.1 million in the nine fiscal months ended July 2, 2010 and July 3, 2009, respectively.

CONEXANT SYSTEMS, INC.
Reconciliation of GAAP Financial Measures to Non-GAAP Core Financial Measures
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended			Nine Fiscal Months Ended
	July 2,	April 2,	July 3,	July 2,	July 3,
	2010	2010	2009	2010	2009
GAAP and Core net revenues	$60,730	$61,868	$50,844	$184,411	$152,272

GAAP cost of goods sold	$23,645	$24,087	$20,533	$71,936	$64,409
Stock-based compensation (a)	(73)	(95)	(77)	(227)	(196)
Other (e)	—	(171)	—	(226)	(610)

Non-GAAP Core cost of goods sold	$23,572	$23,821	$20,456	$71,483	$63,603

GAAP gross margin	$37,085	$37,781	$30,311	$112,475	$87,863
Gross margin adjustments (a,e)	73	266	77	453	806

Non-GAAP Core gross margin	$37,158	$38,047	$30,388	$112,928	$88,669

GAAP operating expenses	$27,224	$26,855	$29,013	$80,468	$91,864
Stock-based compensation (a)	(1,630)	(1,760)	(440)	(4,828)	(4,156)
Amortization of intangible assets (b)	(285)	(284)	(690)	(965)	(2,547)
Gain on sale of intellectual property (c)	—	—	—	—	12,858
Special (charges) credits (d)	(723)	210	(1,076)	(859)	(13,168)

Non-GAAP Core operating expenses	$24,586	$25,021	$26,807	$73,816	$84,851

GAAP operating income (loss)	$9,861	$10,926	$1,298	$32,007	$(4,001)
Gross margin adjustments (a,e)	73	266	77	453	806
Operating expense adjustments (a-d)	2,638	1,834	2,206	6,652	7,013

Non-GAAP Core operating income	$12,572	$13,026	$3,581	$39,112	$3,818

GAAP interest expense	$7,159	$7,775	$8,449	$24,437	$25,708
Debt discount and debt issuance cost expense (k)	(531)	(3,108)	(3,414)	(7,046)	(10,074)
Interest expense adjustments (l)	(541)	(533)	—	(3,474)	—

Non-GAAP Core interest expense	$6,087	$4,134	$5,035	$13,917	$15,634

GAAP other expense (income), net	$9,248	$(7,755)	$(3,567)	$(5,711)	$(3,455)
Unrealized (losses) gains on Mindspeed warrant (f)	(6,848)	13,916	1,166	11,353	1,762
Gains on sales of marketable securities (g)	5,177	3,621	1,802	12,911	1,853
Loss on impairment of investments (h)	—	—	—	—	(2,770)
Losses on repurchase and exchange of debt (i)	(7,976)	(9,482)	—	(18,581)	—

Non-GAAP Core other (income) expense	$(399)	$300	$(599)	$(28)	$(2,610)

GAAP (loss) income from continuing operations	$(6,998)	$10,784	$(4,245)	$12,483	$(29,239)
Gross margin adjustments (a,e)	73	266	77	453	806
Operating expense adjustments (a-d)	2,638	1,834	2,206	6,652	7,013
Loss (income) on equity method investments (j)	130	(209)	485	375	2,166
Other expense (income) adjustments (f-i)	9,647	(8,055)	(2,968)	(5,683)	(845)
Interest expense adjustments (k-l)	1,072	3,641	3,414	10,520	10,074

Non-GAAP Core income (loss) from continuing operations	$6,562	$8,261	$(1,031)	$24,800	$(10,025)

Basic and Diluted (loss) income per share from continuing operations:
GAAP basic	$(0.09)	$0.16	$(0.08)	$0.18	$(0.59)

GAAP diluted	$(0.09)	$0.15	$(0.08)	$0.18	$(0.59)

Non-GAAP basic	$0.08	$0.12	$(0.02)	$0.35	$(0.20)

Non-GAAP diluted	$0.08	$0.12	$(0.02)	$0.35	$(0.20)

Shares used in basic and diluted per-share computations:
Basic	81,200	69,136	49,867	70,120	49,760

Diluted	82,339	70,513	49,867	70,964	49,760

See “GAAP to Non-GAAP Core Adjustments” below

CONEXANT SYSTEMS, INC.
GAAP to Non-GAAP Core Adjustments:

(a)	Stock-based compensation expense is based on the fair value of all stock options and employee stock purchase plan shares in accordance with SFAS No. 123(R).

(b)	Amortization of intangible assets resulting from business combinations.

(c)	Gain on sale of intellectual property which is not part of our core, on-going operations.

(d)	Special (charges) credits consist primarily of restructuring charges. Special charges in the nine fiscal months ended July 3, 2009 also include a $3.25 million charge related to a legal settlement.

(e)	Represents primarily environmental remediation charges. The nine fiscal months ended July 3, 2009 also includes charges to inventory acquired through the purchase of the “SigmaTel” multifunction printer imaging product lines.

(f)	Unrealized (losses) gains associated with the change in the fair value of our warrant to purchase 6.1 million shares of Mindspeed Technologies, Inc. common stock, which is accounted for as a derivative instrument.

(g)	Net gains on sale of marketable debt and equity securities.

(h)	Losses from other than temporary impairment of marketable securities and cost based investments.

(i)	The loss in the fiscal quarter ended July 2, 2010 consists of the loss incurred on extinguishment of $116.5 million of convertible subordinated notes. The loss in the fiscal quarter ended April 2, 2010 consists of the loss incurred on extinguishment of $104.7 million of convertible subordinated notes.

(j)	Loss (income) on equity method investments.

(k)	Consists of non-cash interest expense resulting from the amortization of debt discount and debt issuance costs of $0.5 million, $3.1 million and $3.4 million in the fiscal quarters ended July 2, 2010, April 2, 2010 and July 3, 2009, respectively, and $7.0 million and $10.1 million in the nine fiscal months ended July 2, 2010 and July 3, 2009, respectively.

(l)	Other interest expense which is not part of our on-going operations. For the fiscal quarter ended July 2, 2010, the adjustment consists of $0.5 million of accelerated amortization of debt issuance costs related to the extinguishment of $116.5 million of convertible subordinated notes. For the fiscal quarter ended April 2, 2010, the adjustment consists of $0.5 million of accelerated amortization of debt issuance costs related to the extinguishment of $104.7 million of convertible subordinated notes. For the nine fiscal months ended July 2, 2010 the adjustment consists of $1.2 million of accelerated amortization of debt issuance costs related to the extinguishment of $238.8 million of convertible subordinated notes, $0.6 million of accelerated amortization of debt issuance costs related to the extinguishment of $61.4 million of floating rate senior notes and $1.7 million expense from the termination of our interest rate swap.
Non-GAAP Financial Measures:
We have presented non-GAAP cost of goods sold, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP interest expense, non-GAAP other (income) expense, non-GAAP income (loss) from continuing operations and non-GAAP basic and diluted income (loss) per share from continuing operations, on a basis consistent with our historical presentation to assist investors in understanding our core results of operations on an on-going basis. These non-GAAP financial measures also enhance comparisons of our core results of operations with historical periods. We are providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow our company. Management believes that these are important measures in the evaluation of our results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by us may be different than non-GAAP financial measures presented by other companies.
GAAP Guidance:
We do not present GAAP guidance due to our inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investments accounted for using the equity method of accounting.

CONEXANT SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	July 2,	October 2,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$45,798	$125,385
Marketable securities	23,345	—
Restricted cash	—	8,500
Receivables, net	36,226	30,110
Inventories, net	9,314	9,216
Other current assets	21,651	26,148
Current assets held for sale	12,481	—

Total current assets	148,815	199,359
Property, plant and equipment, net	6,397	15,299
Goodwill	109,908	109,908
Other assets	40,869	25,635

Total assets	$305,989	$350,201

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$61,400
Short-term debt, net of debt discount of $382 and $0	10,836	28,653
Accounts payable	15,989	24,553
Accrued compensation and benefits	6,575	8,728
Other current liabilities	35,179	33,978

Total current liabilities	68,579	157,312

Long-term debt, net of debt discount of $1,538 and $21,422 (Note 2)	173,462	228,578
Other liabilities	60,451	62,089

Total liabilities	302,492	447,979

Shareholders’ equity (deficit)	3,497	(97,778)

Total liabilities and shareholders’ equity (deficit)	$305,989	$350,201

Selected Other Data
(unaudited, in thousands)

	Fiscal Quarter Ended			Nine Fiscal Months Ended
	July 2,	April 2,	July 3,	July 2,	July 3,
	2010	2010	2009	2010	2009
Revenues By Region:
Americas	$6,491	$4,232	$1,251	$14,717	$7,073
Asia-Pacific	53,579	56,947	48,989	167,331	142,843
Europe, Middle East and Africa	660	689	604	2,363	2,356

	$60,730	$61,868	$50,844	$184,411	$152,272

Cash Flow Data:
Depreciation of PP&E	$740	$839	$1,936	$2,646	$6,595
Capital expenditures	$1,152	$306	$208	$1,677	$555
Cash flow from Operations	$(4,939)	$1,014	$4,773	$6,280	$682